Exhibit 4.12


                               PROMISSORY NOTE


 $619,477.88                                                 October 15, 1999
                                Dallas, Texas

      FOR VALUE RECEIVED, the undersigned promises to pay to the order of NATIONS INVESTMENT CORP., LTD. ("Payee"), the principal sum of Six Hundred Nineteen Thousand Four Hundred Seventy Seven and 88/100 11.5. Debars
 ($619,477.88), with interest on the principal balance from time to time remaining unpaid prior to maturity at the rate (the "Applicable Rate") of the lesser of (i) Eighteen Percent (18%) per annum or (ii) the highest rate of Interest permitted by applicable law.

      Interest shall be paid monthly during the term of this Note, with the first payment due November 15, 1999 and continuing monthly thereafter, with the entire unpaid amount of principal and accrued interest shall be due and payable in its entirety on January 1, 2001. Interest on this Note shall be calculated at a daily rate equal to 1/360 of the annual percentage rate stated above, subject to the provisions hereof limiting interest to the maximum permitted by applicable law.

      This Note may be prepaid in whole or in part, at any time or from time to time, without penalty or premium.

      The undersigned and all other parties now or here after liable for the payment hereof, whether as endorser, guarantor, surety or otherwise, severally waive demand, presentation, notice of dishonor, diligence in collection, grace, notice (except as otherwise expressly provided herein), protest, notice of intent to accelerate the maturity as herein prodded, and consent to all renewals and extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.

      If this Note is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, the undersigned agrees to pay reasonable attorney's fees together with all actual expenses of litigation and cost of Court, incurred by the holder hereof.

      This Note shall be secured by a Security Agreement dated June 30, 1999.

      All agreements between the Maker and the bolder hereof are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder exceed the maximum amount permissible under the applicable law. In the event that the maturity of this Note should be accelerated for any reason the earned interest may never include more than the maximum amount permitted under applicable law and any unearned interest in excess of the maximum amount permitted under applicable law shall be cancelled automatically and, if theretofore paid, shall be refunded to the undersigned or credited to the principal amount owing on this Note. If, from any circumstances whatsoever, fulfillment of any provision thereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the holder hereof should ever receive as interest an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing thereunder and not to the payment of interest or if suck excessive interest exceeds the unpaid balance of principal, the excess shall be refunded to the Maker hereof. AU sums contracted for, charged or received hereunder for the use, forbearance of detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of this Note until payment in full so that the rate of interest on the account of such indebtedness is uniform through the full term hereof. The terms and provision of this paragraph shall control and supersede every other provision of all agreements between the undersigned and the holder hereof.

      This Note Is issued pursuant to the provisions of Section 881(c) of the Internal Revenue Code of 1986, as amended (the "Code") and is transferable only to persons who (i) are not United States persons; and (ii) provide the Maker with an executed Form W-8 on or before the date of the transfer. This obligation is registered as to both principal and stated interest with the issuer, and transfer of this obligation may be effected only by surrender of this instrument to the issuer and either (a) the reissuance by the issuer of this instrument to the new holder, or (b) the issuance by the issuer of a new instrument to the new holder. Transfer of this instrument at any time by any means other than the method described in this paragraph shall be deemed void and ineffectual. This instrument shall not be convertible to bearer form.

      The Payee hereby agrees to provide to the Maker, upon request, an executed Form W-8 certifying that Payee is not a U.S. person.

      This Note shall be governed by, and construed in accordance with, the laws of the State of Texas and the United State of America to the extent, and only to the extent, that the laws of the United States of America permit a greater rate of interest to be contracted for, received, charged, reserved or taken that would otherwise be permitted under the laws of the State of Texas. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the indicated rate ceiling as described in Tex. Rev. Civ. State, Ann. Art. 5069-1.04(a), as amended.

                                      MAKER

                                      /s/
                                      ------------------------------
                                      Performance Interconnect Corp.
                                      By: Ed Stefanko, President